SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                          Date of Event: July 16, 1996
                          Date of Report: July 17, 1996


                             PLM INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)


                  1-9670                             94-3041257
         (Commission File Number)          (I.R.S. Employer Identification No.)


One Market
Steuart Street Tower, Suite 900
San Francisco, California                                     94105-1301
(Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code: (415) 974-1399


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ITEM 5.  Other Events.

PLM International, Inc. (the "Company") announced that, pursuant to the board of directors' authorization, it has repurchased 1.6 million shares of the Company's common stock for $6.1 million. The shares were acquired through private transactions at a price of $3 13/16 per share.

A copy of the press release announcing this transaction is attached as an exhibit to this form.

Attachments:

Exhibit 1: Press release, dated July 16, 1996.

                                    EXHIBIT 1


                                             Contact: Janet M. Turner
                                             Vice President, Investor Relations
                                             (415) 905-7214



                          PLM INTERNATIONAL REPURCHASES
                          $6.1 MILLION OF COMMON STOCK


FOR IMMEDIATE RELEASE

San Francisco, California, July 16, 1996 -- PLM International, Inc. (ASE:PLM) announced today that, pursuant to the board of directors' authorization, it has repurchased 1.6 million shares of the Company's common stock for $6.1 million. The shares were acquired through private transactions at a price of $3 13/16 per share.

These repurchases reduce the number of common shares outstanding from approximately 10.8 million to approximately 9.2 million as of July 16, 1996. The repurchases complete the Company's previously announced $5 million common stock repurchase program as well as an additional $3.7 million repurchase recently authorized by the board of directors.

PLM International President and Chief Executive Officer Robert N. Tidball said, "The purchase of this block of common stock further reduces our outstanding shares by approximately 15%. In conjunction with previous stock repurchases in the last year, our outstanding shares have been reduced by more than 20%. We believe these repurchases will benefit shareholders who maintain a long-term interest in the Company."

PLM International is a diversified equipment leasing company providing services to transportation, industrial, and commercial companies. With a combined owned and managed portfolio of approximately $1.3 billion in equipment, PLM International operates one of the twenty-five largest asset leasing pools in the United States today. The Company specializes in creating equipment leasing solutions for domestic and international customers.





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                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  PLM INTERNATIONAL, INC.
                                  (Registrant)



DATE:  July 17, 1996              By:      /s/ Stephen Peary
                                           ----------------------
                                           Stephen Peary
                                           Senior Vice President